Scudder International Fund
International Shares

Supplement to Prospectus
Dated August 1, 1999

Scudder International Fund (the "fund") currently offers three classes of shares to provide investors with different purchase options. The three options are:
International Shares, Barrett International Shares and Class R shares. Only Class R shares are offered and described in this supplement to the prospectus.

Class R shares are available for purchase by participants of certain employer-sponsored retirement plans. Class R shares currently are available for purchase through certain financial intermediaries as well as third-party providers and other entities. Share certificates are not available for Class R shares.

The following information supplements the following indicated sections of the prospectus:

How the fund works

The Fund's Track Record

As Class R shares do not have a full calendar year of performance, no past performance data is provided. However, the bar chart and performance table on page 4 of the International Shares' prospectus shows how the total returns for the fund's International Shares have varied from year to year, which may give some idea of risk. International Shares are not offered in this supplement to the prospectus but have substantially similar annual returns to the Class R shares because the Class R shares are invested in the same portfolio of securities and the annual returns would differ only to the extent that the classes have different expenses.



August 1, 1999


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How Much Investors Pay

Because this is a no-load fund, it doesn't charge you any shareholder fees. The fund does have annual operating expenses, and as a shareholder you pay them indirectly.

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Shareholder Fees (paid directly from your investment)
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Sales Charges/Redemption Fees                                 None
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Annual Operating Expenses (deducted from fund assets)
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Management Fee                                                0.81%
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Distribution (12b-1) and Service Fee                          0.00%*
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Other Expenses**                                              0.76%
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Total Annual Operating Expenses                               1.57%
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*   The Class R shares are subject to a Rule 12b-1 and Administrative Services
    Plan (the "Plan"), which allows for payment of a fee of up to 0.25% for distribution- related services. Currently, the fund's Board of Directors (the "Board") has not authorized payment under the Plan. The Board, however, may authorize payments under the Plan at any time. If payment under the Plan is authorized, the administrative services fee described below would be reduced.

** Includes an administrative services fee of 0.25%, in addition to other class-specific expenses, such as transfer agent and certain registration fees, which amounts may vary with class size and other factors. Because the inception date of Class R shares is August 1, 1999, "Other Expenses" are estimated based upon the amounts incurred by the International Shares of the fund during the fiscal year ended March 31, 1999.

Expense Example

Based on the costs above, this example is designed to help you compare the expenses of the fund's Class R shares to those of other funds. The example assumes you invested $10,000, earned 5% annual returns, reinvested all dividends and distributions, and sold your shares at the end of each period. Remember that this is only an example, and that actual expenses will be different.

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       1 Year             3 Years            5 Years            10 Years
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        $160                $497               $857              $1,872
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Financial highlights

As Class R shares are a new class of shares of the fund, no financial highlight data is available.


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How to invest in the fund

How to Buy Shares

First investment                         Additional investments
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o   Class R shares are available only    o   Please consult your plan
    through employer-sponsored               administrator or plan
    retirement plans. Please consult         representative for more
    your plan administrator or plan          information on how to purchase
    representative for more                  shares
    information on how to purchase
    shares
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How to Exchange or Sell Shares

Exchanging into another fund             Selling shares
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o   Shareholders of Class R shares may   o   Please consult your plan
    exchange their Class R shares only       administrator or plan
    for shares of funds authorized for       representative for more
    exchange by the applicable plan.         information on how to sell
    Please consult your plan                 your shares
    administrator or plan
    representative for more
    information concerning exchanges
    of shares
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Understanding Distributions and Taxes

Dividends and other distributions in the aggregate amount of $10 or less are automatically reinvested in shares of the same fund unless you request that such policy not be applied to your account.